EXHIBIT 4.3

GARANTIE UND NEGATIVVERPFLICHTUNG (die “Garantie”)	GUARANTEE AND NEGATIVE PLEDGE (the “Guarantee”)

der	of

Linde plc (einer nach irischem Recht errichteten Aktiengesellschaft (public limited company)) (die “Garantin”)	Linde plc (incorporated as a public limited company under the laws of Ireland) (the “Guarantor”)

zugunsten der Gläubiger von Schuldverschreibungen (die “Schuldverschreibungen”)	for the benefit of the holders of Notes (the “Notes”)

emittiert durch	issued by

Linde Finance B.V. (eine nach niederländischem Recht errichtete Gesellschaft mit beschränkter Haftung (besloten vennootschap met beperkte aansprakelijkheid)) (“Linde Finance”)	Linde Finance B.V. (incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of The Netherlands) (“Linde Finance”)

im Rahmen des EUR 10,000,000,000 Debt Issuance Programme der Linde plc und der Linde Finance B.V. (wie jeweils abgeändert, ergänzt oder neu gefasst) (das “Programm”).	under the EUR 10,000,000,000 Debt Issuance Programme of Linde plc and Linde Finance B.V. (as amended, supplemented or restated from time to time) (the “Programme”).

VORBEMERKUNG:	WHEREAS:

(A) Linde Finance beabsichtigt, von Zeit zu Zeit Schuldverschreibungen im Rahmen des Programms zu emittieren.	(A) Linde Finance intends to issue Notes under the Programme from time to time.

(B)  Die Garantin beabsichtigt, die Zahlung von Kapital und Zinsen sowie aller anderen in Bezug auf die im Rahmen des Programms von Linde Finance von Zeit zu Zeit emittierten Schuldverschreibungen zahlbaren Beträge unbedingt und unwiderruflich zu garantieren.

(B)  The Guarantor wishes to guarantee unconditionally and irrevocably the payment of principal and interest as well as any other amounts payable in respect of the Notes that may be issued by Linde Finance under the Programme.

(C) Die Garantin beabsichtigt, zugunsten der Gläubiger der im Rahmen des Programms von der Linde Finance von Zeit zu Zeit emittierten Schuldverschreibungen eine Negativverpflichtung einzugehen.	(C) The Guarantor wishes to enter into a negative pledge for the benefit of each holder of Notes that may be issued by Linde Finance under the Programme.

ES WIRD FOLGENDES VEREINBART:	IT IS AGREED AS FOLLOWS:

Die in diesem Vertrag verwendeten und nicht anders definierten Begriffe haben die ihnen in den beigefügten Anleihebedingungen zugewiesene Bedeutung.	Terms used in this Agreement and not otherwise defined herein shall have the meaning attributed to them in the Terms and Conditions of the Notes, a copy of which is attached hereto.

(1)   (a) Die Garantin übernimmt gegenüber jedem Gläubiger (jeweils ein “Gläubiger”) der Schuldverschreibungen (wobei dieser Begriff jede vorläufige oder Dauerglobalurkunde, die Schuldverschreibungen verbrieft, einschließt), welche jetzt oder zu irgendeinem Zeitpunkt nach dem Datum dieser Garantie von Linde Finance im Rahmen des Programms begeben werden, die unbedingte und unwiderrufliche Garantie für die ordnungsgemäße und pünktliche Zahlung bei Fälligkeit gemäß den Anleihebedingungen (in der durch die anwendbaren Endgültigen Bedingungen vervollständigten Fassung) von Kapital und Zinsen auf die Schuldverschreibungen sowie von allen sonstigen Beträgen, die gemäß den Anleihebedingungen (in der durch die anwendbaren Endgültigen Bedingungen vervollständigten Fassung) auf Schuldverschreibungen zahlbar sind.

(1)   (a) The Guarantor unconditionally and irrevocably guarantees to the holder (each a “Holder) of the Notes (which expression shall include any Temporary Global Note or Permanent Global Note representing the Notes) issued by Linde Finance now or at any time hereafter under the Programme, the due and punctual payment of the principal of, and interest on, the Notes, and any other amounts which may be expressed to be payable under any Notes appertaining thereto, as and when the same shall become due, in accordance with the Terms and Conditions of the Notes, as completed by the applicable Final Terms.

(b)   Diese Garantie begründet eine unbedingte, unbesicherte und nicht nachrangige Verbindlichkeit der Garantin, die mit allen anderen jeweils bestehenden, nicht besicherten und nicht nachrangigen Verbindlichkeiten der Garantin gleichrangig ist.

(b)   This Guarantee constitutes an unconditional, unsecured and unsubordinated obligation of the Guarantor and ranks pari passu with all other unsecured and unsubordinated obligations of the Guarantor outstanding from time to time.

(c)   Sämtliche auf die Garantie zu zahlenden Beträge werden ohne Abzug oder Einbehalt gegenwärtiger oder zukünftiger Steuern, Abgaben oder amtlicher Gebühren gleich welcher Art gezahlt, die von oder in einer Relevanten Jurisdiktion (wie nachstehend definiert) oder für deren Rechnung oder von oder für Rechnung einer dort jeweils zur Steuererhebung ermächtigten Gebietskörperschaft oder Behörde auferlegt, erhoben oder eingezogen werden (nachstehend zusammen “Quellensteuern” genannt), es sei denn, ein solcher Abzug oder Einbehalt ist gesetzlich vorgeschrieben. “Relevante Jurisdiktion” bezeichnet jeweils die Republik Irland, die Niederlande, den Staat, in dem Linde Finance steuerlich ansässig ist und den Staat, in dem die Garantin steuerlich ansässig ist. Sofern die Garantin gesetzlich zu einem solchen Abzug oder Einbehalt

(c)   All amounts payable in respect of this Guarantee shall be payable without deduction or withholding for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by or in or on behalf of any Relevant Jurisdiction (as defined below) or by or on behalf of any political subdivision or authority in any of them having power to tax (hereinafter together called “Withholding Taxes”), unless such deduction or withholding is required by law. “Relevant Jurisdiction” means each of the Republic of Ireland, The Netherlands, Linde Finance’s country of domicile for tax purposes and the Guarantor’s country of domicile for tax purposes. If the Guarantor is required by law to make such deduction or withholding, Guarantor shall pay such additional verpflichtet ist, wird die Garantin die zusätzlichen Beträge (die “Zusätzlichen Beträge”) an Kapital und Zinsen zahlen, die erforderlich sind, damit der dem Gläubiger nach diesem Abzug oder Einbehalt zufließende Nettobetrag jeweils den Beträgen an Kapital und Zinsen entspricht, die ihm zustehen würden, wenn der Abzug oder Einbehalt nicht erforderlich wäre. Solche Zusätzlichen Beträge sind jedoch nicht zahlbar wegen Steuern, Abgaben oder amtlicher Gebühren, die amounts (the “Additional Amounts”) of principal and interest as may be necessary in order that the net amounts received by the Holder after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable had no such deduction or withholding been required. No such Additional Amounts shall, however, be payable on account of any taxes, duties or governmental charges which:

(i) von einer als Depotbank oder Inkassobeauftragter des Gläubigers handelnden Person oder sonst auf andere Weise zu entrichten sind als dadurch, dass Linde Finance oder die Garantin aus jeweils von ihnen zu leistenden Zahlungen von Kapital oder Zinsen einen Abzug oder Einbehalt vornimmt; oder

(i) are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by Linde Finance or the Guarantor from payments of principal or interest made by it; or

(ii)  wegen einer gegenwärtigen oder früheren persönlichen oder geschäftlichen Beziehung des Gläubigers zu einer Relevanten Jurisdiktion oder einem Einwohner einer Relevanten Jurisdiktion oder einer Person, die aus steuerlichen Gründen wie ein Einwohner einer Relevanten Jurisdiktion behandelt wird oder sich dafür entschieden hat, sich wie ein Einwohner einer Relevanten Jurisdiktion besteuern zu lassen oder der Gläubiger hat eine dauerhafte Niederlassung in einer Relevanten Jurisdiktion oder einem anderen Staat der Europäischen Union zu zahlen sind, und nicht allein deshalb, weil Zahlungen auf die Schuldverschreibungen aus Quellen in einer Relevanten Jurisdiktion stammen (oder für Zwecke der Besteuerung so behandelt werden) oder dort besichert sind; oder

(ii)  are payable by reason of the Holder having, or having had, some personal or business connection with any Relevant Jurisdiction or being a (deemed) resident of any Relevant Jurisdiction or is treated for tax purposes as a resident of any Relevant Jurisdiction or has elected to be taxed as a resident of any Relevant Jurisdiction or the Holder having a (deemed) permanent establishment in any Relevant Jurisdiction or any other member state of the European Union and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in any Relevant Jurisdiction; or

(iii)  aufgrund (A) einer Richtlinie oder Verordnung der Europäischen Union betreffend die Besteuerung von Zinserträgen oder (B) einer zwischenstaatlichen Vereinbarung über deren Besteuerung, an der eine Relevanten Jurisdiktion oder die

(iiic)  are deducted or withheld pursuant to (A) any European Union Directive or Regulation concerning the taxation of savings, or (B) any international treaty or understanding relating to such taxation and to which any Relevant Jurisdiction or

Europäische Union beteiligt ist/sind, oder (C) einer gesetzlichen Vorschrift, die diese Richtlinie, Verordnung oder Vereinbarung umsetzt oder befolgt, abzuziehen oder einzubehalten sind; oder	the European Union is a party/are parties, or (C) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding; or

(iv) aufgrund einer Rechtsänderung zahlbar sind, die später als 30 Tage nach Fälligkeit der betreffenden Zahlung von Kapital oder Zinsen oder, wenn dies später erfolgt, ordnungsgemäßer Bereitstellung aller fälligen Beträge und einer diesbezüglichen Bekanntmachung gemäß § 13 der Anleihebedingungen wirksam wird.

(iv) are payable by reason of a change in a law that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and notice thereof is published in accordance with § 13 of the Terms and Conditions of the Issue, whichever occurs later.

Die Garantin ist nicht verpflichtet, Zusätzliche Beträge in Bezug auf einen Einbehalt oder Abzug von Beträgen zu zahlen, die gemäß Sections 1471 bis 1474 des U.S. Internal Revenue Code (in der jeweils geltenden Fassung oder gemäß Nachfolgebestimmungen), gemäß zwischenstaatlicher Abkommen, gemäß den in einer anderen Rechtsordnung in Zusammenhang mit diesen Bestimmungen erlassenen Durchführungsvorschriften oder gemäß mit dem U.S. Internal Revenue Service geschlossenen Verträgen von Linde Finance, der jeweiligen Zahlstelle oder einem anderen Beteiligten abgezogen oder einbehalten wurden (“FATCA-Steuerabzug”) oder Anleger in Bezug auf einen FATCA-Steuerabzug schadlos zu halten.

In any event, the Guarantor will not have any obligation to pay Additional Amounts deducted or withheld by Linde Finance, the relevant Paying Agent or any other party in relation to any withholding or deduction of any amounts required by the rules of U.S. Internal Revenue Code Sections 1471 through 1474 (or any amended or successor provisions), pursuant to any inter-governmental agreement, or implementing legislation adopted by another jurisdiction in connection with these provisions, or pursuant to any agreement with the U.S. Internal Revenue Service (“FATCA Withholding”) or indemnify any investor in relation to any FATCA Withholding.

(d)   Die Verpflichtungen der Garantin aus dieser Garantie (i) sind selbständig und unabhängig von den Verpflichtungen der Linde Finance aus den Schuldverschreibungen (ii) bestehen unabhängig von der Rechtmäßigkeit, Gültigkeit, Verbindlichkeit oder Durchsetzbarkeit der Schuldverschreibungen und (iii) werden nicht durch Ereignisse, Bedingungen oder Umstände tatsächlicher oder rechtlicher Art berührt, außer durch die vollständige, endgültige und unwiderrufliche Erfüllung sämtlicher in den Schuldverschreibungen eingegangenen Zahlungsverpflichtungen.

(d)   The obligations of the Guarantor under this Guarantee (i) shall be separate and independent from the obligations of Linde Finance under the Notes, (ii) shall exist irrespective of the legality, validity and binding effect or enforceability of the Notes, and (iii) shall not be affected by any event, condition or circumstance of whatever nature, whether factual or legal, save the full, definitive and irrevocable satisfaction of any and all payment obligations expressed to be assumed under the Notes.

(e)   Die Verpflichtungen der Garantin aus dieser Garantie erstrecken sich ohne weiteres auf die Verpflichtungen einer nicht mit der Garantin identischen Nachfolgeschuldnerin, die infolge einer Schuldnerersetzung gemäß den Anleihebedingungen in Bezug auf die Schuldverschreibungen entstehen.

(e)   The obligations of the Guarantor under this Guarantee shall, without any further act or thing being required to be done or to occur, extend to the obligations of any Substitute Debtor which is not the Guarantor arising in respect of any Note by virtue of a substitution pursuant to the Terms and Conditions of the Notes.

(2)   Die Garantin verpflichtet sich gegenüber jedem Gläubiger, solange Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an Kapital und Zinsen der Zahlstelle zur Verfügung gestellt worden sind, keine Grundpfandrechte oder sonstigen dinglichen Sicherungsrechte an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihrem gegenwärtigen oder zukünftigen Vermögens insgesamt zur Besicherung einer gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeit, die der Garantin oder einer anderen Person eingegangen oder gewährleistet ist, zu bestellen oder fortbestehen zu lassen, ohne gleichzeitig die Gläubiger an derselben Sicherheit im gleichen Rang und gleichen Verhältnis teilnehmen zu lassen.

(2)   The Guarantor undertakes towards each Holder, so long as any of the Notes remains outstanding, but only up to the time all amounts of principal and interest have been placed at the disposal of the Paying Agent, that it will not to grant or permit to subsist any mortgage, land charge or any other security right in rem (dingliches Sicherungsrecht) over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness issued or guaranteed by the Guarantor or by any other person, without at the same time having the Holders share equally and rateably in such security.

(3)   Dieser Vertrag und alle darin enthaltenen Vereinbarungen stellen einen Vertrag zugunsten der Gläubiger als begünstigte Dritte gemäß § 328 Absatz 1 BGB dar. Sie begründen das Recht eines jeden Gläubigers, die Erfüllung der hierin eingegangenen Verpflichtungen unmittelbar von der Garantin zu fordern und diese Verpflichtungen unmittelbar gegenüber der Garantin durchzusetzen.

(3)   This Agreement and all undertakings contained herein constitute a contract for the benefit of the Holders from time to time as third party beneficiaries pursuant to § 328 paragraph 1 BGB (German Civil Code). They give rise to the right of each such Holder to require performance of the obligations undertaken herein directly from the Guarantor, and to enforce such obligations directly against the Guarantor.

(4) Deutsche Bank Aktiengesellschaft in ihrer Eigenschaft als Emissionsstelle handelt nicht als Treuhänder oder in einer ähnlichen Eigenschaft für die Gläubiger.	(4) Deutsche Bank Aktiengesellschaft in its capacity as Fiscal Agent does not act in a fiduciary or in any other similar capacity for the Holders.

(5)   Sofern auf Schuldverschreibungen die Bestimmungen über die Änderung der Anleihebedingungen und den gemeinsamen Vertreter Anwendung finden, gelten diese Bestimmungen sinngemäß auch für diese Garantie.

(5)   If Notes provide that the provisions regarding the Amendment of the Terms and Conditions and the Holders’ Representative apply to such Notes, such provisions shall be applicable mutatis mutandis also to this Guarantee.

(6) Dieser Vertrag unterliegt deutschem Recht.	(6) This Agreement shall be governed by, and construed in accordance with, German law.

(7) Dieser Vertrag ist in deutscher Sprache abgefasst. Die englische Übersetzung dient nur Informationszwecken.	(7) This Agreement is written in the German language. The English translation is for information purposes only.

(8) Das Original dieses Vertrages wird der Emissionsstelle ausgehändigt und von dieser verwahrt.	(8) The original version of this Agreement shall be delivered to, and kept by, the Fiscal Agent.

(9) Erfüllungsort ist Frankfurt am Main.	(9) Place of performance shall be Frankfurt am Main.

(10)  Nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit diesem Vertrag ist Frankfurt am Main. Jeder Gläubiger kann seine Ansprüche jedoch auch vor jedem anderen zuständigen Gericht geltend machen.

(10)  Non-exclusive place of jurisdiction for all legal proceedings arising out of or in connection with this Agreement shall be Frankfurt am Main. Each Holder may, however, also pursue his claims before any other court of competent jurisdiction.

(11)  Jeder Gläubiger kann in jedem Rechtsstreit gegen die Garantin und in jedem Rechtsstreit, in dem er und die Garantin Partei sind, seine Rechte aus diesem Vertrag auf der Grundlage einer von einer vertretungsberechtigten Person der Emissionsstelle beglaubigten Kopie dieses Vertrages ohne Vorlage des Originals im eigenen Namen wahrnehmen und durchsetzen.

(11)  On the basis of a copy of this Agreement certified as being a true copy by a duly authorized officer of the Fiscal Agent, each Holder may protect and enforce in his own name his rights arising under this Agreement in any legal proceedings against the Guarantor or to which such Holder and the Guarantor are parties, without the need for production of this Agreement in such proceedings.

Guildford, im Mai 2020	Dublin, in May 2020

Linde plc	Linde plc

/s/ Christopher Cossins
Gez.: Christopher Cossins	By:

Wir nehmen die Bedingungen der vorstehenden Garantie ohne Obligo, Gewährleistung oder Haftung an.	We hereby accept the above declaration without recourse, warranty or liability on us.

Frankfurt am Main, im Mai 2020 Deutsche Bank Aktiengesellschaft	Frankfurt am Main, in May 2020 Deutsche Bank Aktiengesellschaft

/s/ Dagmar Habersack /s/ Sabine Ebert
Gez.: Dagmar Habersack Sabine Ebert Director Vice President	By: